Exhibit 5.1

July 24, 2020

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado 80401

Ladies and Gentlemen:

We have acted as legal counsel to Golden Minerals Company, a Delaware corporation (the “Company”), in connection with the filing by the Company of a final prospectus supplement dated July 21, 2020 (the “Final Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and effective on September 28, 2017 (the “Registration Statement”), including the prospectus included therein (the “Base Prospectus” and, together with the Final Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of 20,535,714 shares of the Company’s common stock, par value $0.01 per share (including the issuance of 2,678,571 shares subject to an over-allotment option described in the Final Prospectus Supplement) (the “Shares”).

The Shares are to be issued pursuant to the Prospectus and the Amended and Restated Underwriting Agreement dated July 21, 2020 by and between the Company and H.C. Wainwright & Co., LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”).

In rendering this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and of the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and, when and to the extent that the Shares are issued against payment therefor in accordance with the Prospectus and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 24, 2020 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP